Exhibit 99.B(p)(35)

KBI GLOBAL INVESTORS
CODE OF ETHICS

Department:	Compliance and Risk
Policy name:	KBI Global Investors Code of Ethics
Applicable to:	KBI Global Investors Ltd & KBI Global Investors (North America) Ltd.
Date:	Q1 2018
Reviewed/Updated by:	Aisling Carvill
Approved by:	Derval Murray
Version:	8
Summary of Changes:

Updated to reflect a change to rules regarding gifts and entertainment received by KBI staff from a broker or counterparty involved in trading activities, as required under the Inducement rules of MiFID II.

Executive Committee Approval Date:	Nov ‘17

While affirming its confidence in the integrity and good faith of all its employees, officers and directors, KBI Global Investors (North America) Ltd and its direct parent, KBI Global Investors Ltd ( (collectively the “Adviser”) recognizes that knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its Advisory Clients which may be possessed by certain of its personnel could place such individuals, if they engage in personal transactions in Securities which are eligible for investment by Advisory Clients, in a position where their personal interest may conflict with the interests of the Advisory Clients.

In view of the foregoing, the Adviser’s Code of Conduct, the provisions of Rule 17j-1(b)(1) as amended under the Investment Company Act of 1940 (the “1940 Act”) and Section 204A of the Investment Advisers Act 1940 as amended the Adviser has determined to adopt this Code of Ethics to set forth standards of conduct expected of its Advisory personnel, specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

In addition KBI Global Investors Ltd and its subsidiaries are subject to supervision by a number of regulatory bodies in the EU in addition to its home regulator the Central Bank of Ireland. These regulators, specifically under the Conflicts of Interest requirements of MiFID II, state that an explicit Code of Conduct covering personal share dealing & gifts/entertainment must be made available to all executive directors and members of staff.

At all times, the Adviser and its personnel must comply with the spirit and the letter of the applicable securities laws and the rules governing the capital markets. The CCO administers this Code of Ethics and all questions regarding the provisions contained herein should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Adviser to comply with all applicable securities laws and (ii) the CCO to discharge her duties as outlined in this Code of Ethics and other written policies and procedures.

I.                                        STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in the Adviser by its Advisory Clients and to give effect to the Adviser’s belief that its operations should be directed to the benefit of its Advisory Clients, the Adviser hereby adopts the following general principles to guide the actions of its employees, officers and directors:

(1)                                 The interests of the Advisory Clients are paramount, and all of the Adviser’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Advisory Clients before their own.

(2)                                 All of the Adviser’s personnel are also required to act in the best interests of the Adviser’s Advisory Clients especially regarding execution and brokerage services. In this regard the Adviser’s personnel are reminded to adhere to the Adviser’s policies and procedures regarding brokerage, including allocation, best execution, soft dollars and directed brokerage.

(3)                                 All personal transactions in Securities by the Adviser’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of any Advisory Client.

(4)                                 All of the Adviser’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to an Advisory Client, or that otherwise bring into question the person’s independence or judgment.

(5)                                 All information about the Adviser’s Clients (including former Clients) must be kept in strict confidence, including the Client’s identity (unless the Client consents), the Client’s financial circumstances, the Client’s Security holdings and advice furnished to the Client by the Adviser.

(6)                                 Independence in the investment decision making process is paramount.

II.                                   DEFINITIONS

(1)                                 “Access person” for an Investment Adviser, whose primary business is the business of providing investment advice, includes any “Supervised Person” who:

•                  Has access to nonpublic information regarding any Clients’ purchase or sale of Securities, or nonpublic information regarding portfolio holdings of any fund the Adviser or its control affiliates manage; or

•                  Is involved in making Securities recommendations to Clients or has access to such recommendations that are nonpublic.

If the Adviser’s primary business in providing investment advice, all of the Adviser’s executive directors, officers, and partners are presumed to be Access Persons.

“Access Persons for Mutual Funds” means any officer, director, general partner or Advisory Person of the Adviser who, with respect to the Funds:

(i)                                Makes any recommendation or participates in the determination of which recommendation will be made; or

(ii)                             Whose principal function or duties relate to the determination of which recommendation will be made or who, in connection with his or her duties, obtains any information concerning recommendations on Securities made by the Adviser to the Fund.

The Adviser’s “Access Persons” shall include all staff of the Adviser.

(2)                                 “Advisory Client” means any client or fund to which the Adviser provides investment advice.

(3)                                 “Advisory Person” means any employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by an Advisory Client, or whose functions relate to the purchase or sale of Securities by an Advisory Client.

All Advisory Persons are Access Persons.

(4)                                 “Beneficial Ownership” of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) there under. This means that a person should generally consider him or herself the beneficial owner of any Securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider him or herself the beneficial owner of Securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

(5)                                 “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(6)                                 “Fund” means an investment company registered under the 1940 Act for which KBI Global Investors (North America) Ltd acts as adviser or sub-adviser.

(7)                                 “High quality short-term debt instrument” means any instrument that has a maturity at issuance of 365 days or less and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

(8)                                 “Investment Personnel” means a) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Advisory Client (b) any employee who helps execute and/or implement the asset manager’s decision and (c) any natural person who controls the Adviser and who obtains information concerning recommendations made to an Advisory Client regarding the purchase or sale of Securities by such Advisory Client.

(9)                                 “Initial public offering” (i.e. IPO), means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(10)                          “Limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506.

(11)                          A “personal securities account” means any account in which any securities are held for the person’s direct or indirect benefit.

(12)                          “Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Also included is any regulated instrument under MiFID (as defined in Schedule 1 Part 3 of European Communities (Markets in Financial Instruments) Regulations 2007 (1)) and the Investor Intermediaries Act 1995(2) such as units in collective investment schemes, shares in an investment company, units in a unit trust or units in a common contractual fund, capital contributions to an investment limited partnership, dealings in stock, shares, loan stock, warrants, rights, options, spread betting, traded options, futures contracts, money market instruments, financial contracts for difference, swaps, forward rate agreements, tracker bonds, hybrid instruments, repurchase and reverse repurchase agreements, regular savings plans operated by way of an investment trust In addition, derivative contracts relating to:

•                  securities, currencies, interest rates or yields, financial indices

•                  commodities

•                  climatic variables, freight rates, emission allowances or inflation rates or other official economic statistics if the contracts must be settled in cash

(1) http://www.finance.gov.ie/documents/publications/statutoryinstruments/SINo60of2007.pdf

(2) http://www.irishstatutebook.ie/1995/en/act/pub/0011/print.html

•                  derivative instruments for the transfer of credit risk.

(13)                     A “Security held or to be acquired” by an Advisory Client means (a) any Security which, within the most recent 15 days, (i) is or has been held by an Advisory Client or (ii) is being or has been considered by the Adviser for purchase by an Advisory Client and (b) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security.

(14)                     A Security is “being purchased or sold” by an Advisory Client from the time when a purchase or sale program has been communicated to the person who places the buy and sell order for an Advisory Client until the time when such program has been fully completed or terminated.

(15)                “Supervised Person” includes:

•                  Directors, officers and partners of the Adviser (or other persons occupying

•                  a similar status or performing similar functions)

•                  Employees of the Adviser; and

•                  Any other person who provides advice on behalf of the Adviser and is

•                  subject to the Adviser’s supervision and control

The Adviser also has the discretion to include some or all of the following categories of persons as “Supervised Persons”:

•                  Temporary workers

•                  Consultants

•                  Independent Contractors

•                  Certain employees of affiliates; or

•                  Particular persons designated by the Chief Compliance Officer

(16) The designated “Review Officer” shall be the Chief Compliance Officer of the Adviser.

III.                              GENERAL PROHIBITION AGAINST INSIDER-DEALING, FRAUD, DECEIT AND MANIPULATION

(1)                            No Access Person shall:

(a)   Engage in any manipulative practice with respect to Securities, including price manipulation;

(b)   Engage in any trading, either personally or on behalf of others, while in possession of material, non-public information (including the following):

•                  Preliminary profit announcements for a year, half year of other period.

•                  Dividends and other distributions to shareholders recommended or declared or resolved to be paid and any decision to pass any dividend or interest payment.

•                  Proposed changes in capital, structure or redemption of securities.

•                  Material acquisitions or realisation of assets as defined by the Stock Exchange.

•                  Matters requiring disclosure to the Stock Exchange under the provisions of the City Code on Takeovers and Mergers.

•                  Any changes in the Directorate other than normal retirements and replacements.

•                  Proposed changes in the general character or nature of the business.

•                  Matters requiring to be notified to a company (interests of 5% or more of the nominal value of any class of voting capital) or any variation thereof.

•                  Changes in the status of a company under the close company provisions (as defined by the Irish Revenue) of the various tax acts as amended.

(c)   Engage in communicating any material non-public information to others in violation of the law. “Material non-public information” relates not only to issuers but also to the Adviser’s Client, the Securities investments made by the Adviser on behalf of the Client, information about contemplated Securities transactions, or information regarding the Adviser’s trading strategies except as required to effect Securities transactions on behalf of the Client or for regulatory and/or other legitimate business purposes.

Where an Access Person becomes an “insider” regarding an issuer s/he must report the matter to the Review Officer where it will be dealt with in line with the Adviser’s Market Abuse & Insider Dealing procedures and the issuer will become a “restricted issuer” until such time that the Adviser is no longer an insider.

(2)                            No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Advisory Client:

(a)                            Employ any device, scheme or artifice to defraud such Advisory Client;

(b)                                 Make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made;

(c)                                  Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Advisory Client; or

(d)                                  Engage in any manipulative practice with respect to such Advisory Client.

If an Access Person engages in any of the practices listed above or any practices associated with these practices the Adviser will commence enforcing its disciplinary procedures as set out in its HR policies.

IV.                          PROHIBITED PURCHASES AND SALES OF SECURITIES

(1)                                 Except as provided in Sections V(3) and V(4) of this Code of Ethics, no Access Person shall purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquired any Beneficial Ownership, within 24 hours (seven (7) working days, in the case of Investment Personnel — such persons are determined by the CCO and the individuals are informed accordingly) before or after the time that the same (or a related) Security is being purchased or sold by any Advisory Client. The Review Officer also performs a review of all personal transactions on a post trade basis and there is a separate documented procedure for this. Subject to determination by the Review Officer, such Access Person may be required to sell any Security and to disgorge any profits realized on trades within these proscribed periods. The Review Officer’s determination shall be made in writing and a record of such shall be maintained. In the event of the absence of the Review Officer, a member of the Adviser’s Compliance team will make such determination.

(2)                                 No Access Person (including Investment Personnel) may acquire Securities, whether acquired directly or indirectly (through Beneficial Ownership), as part of an initial public offering without obtaining the approval of the designated Review Officer before either directly or indirectly acquiring a Beneficial Ownership in such Securities.

(3)                                 No Access Person shall purchase a Security, whether purchased directly or indirectly (through Beneficial Ownership), offered in a limited offering (e.g. private placement) without the specific, prior approval of the Adviser’s designated Review Officer. Where an Access Person has been authorized to purchase a Security in a limited offering they will be required to disclose that investment when they play a part in any Client’s subsequent consideration of an investment in the issuer and in such circumstances the decision to purchase Securities of the issuer for the Client be made either by another employee or, at a minimum, should be subject to an independent review by investment personnel with no personal interest in the issuer.

(4)                                 No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security, whether held directly or indirectly (through Beneficial Ownership), within a 60-day period. Profit due to any such short-term trades will be disgorged. Exceptions to this policy are permitted only with the approval of the Review Officer of the Adviser and then only in an emergency or extraordinary circumstances.

(5)                                 No Access Person shall make speculative purchases or sales of securities or currencies to the detriment of the Company’s good name or for which insufficient funds are available. In particular, the purchase or sale of shares where settlement depends on a subsequent sale or purchase, within the same account, period must be avoided.

(6)                            Additional Rules for Dealing in Options

An Access Person may only undertake options dealings, whatever the underlying asset, in accordance with the following addition rules:

1.              Uncovered calls — the writing of uncovered calls is not permitted.

2.              Uncovered puts — the writing of uncovered puts is not permitted.

3.              Covered calls — covered calls may be written where one of the following conditions is satisfied:

a.         Previously or at the same time a long call position is established which covers the short call. This means that the exercise price of the long call must be the same or lower than that of the short call and the expiry date of the long call must be at least as long as that of the short call. (It is not permissible to close out the long position prior to the closing of the short call position).

b.         The underlying security is held by the individual, and pledged as collateral to a recognized clearing house. It is not permissible to sell the underlying security prior to closing of the short call position.

4.              Covered puts — covered puts may be written when the following condition is satisfied:

Previously or at the same time a long put position is established which covers the short put in the following manner:

The exercise price of the long put must be the same or higher than that of the short put and the expiry date of the long put must be at least as long as that of the short put. It is not permissible to close out the long position prior to the closing of the short put option.

5.         Buying of puts and calls will be permitted provided the size of the financial commitment is suitable with regard to the individual’s financial situation.

V.                                    PRE-CLEARANCE OF TRANSACTIONS

(1)                            Except as provided in Section V(3), each Access Person must pre-clear each proposed transaction in securities with the Review Officer via MyComplianceOffice (MCO) prior to proceeding with the transaction. Where an Access Person undertakes dealings on behalf of third parties or in nominee names outside the course of their normal duties, prior approval must be sought also. No transaction in Securities shall be effected without the prior approval of the Review Officer. Pre-clearance is obtained by filling out the relevant details under each Access Persons’ individual account in MCO. The Review Officer who will carry out the necessary checks to determine whether or not to grant approval for the personal transaction. Approval will be received by the Access Person via MCO. Pre-clearance trading authorisation is valid for 48 hours only. In determining whether to grant such clearance, the Review Officer shall abide by Section V(4), below.

(2)                            In determining whether to grant approval for the purchase of a Security offered in a limited offering, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.

(3)                            The pre-clearance requirements of Section V(1) shall not apply to the following transactions:

(A)                               Purchases or sales over which the Access Person has no direct or indirect influence or control*.

(B)                               Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

(C)                               Purchases that are effected as part of an automatic dividend reinvestment plan.

(D)                               Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

(E)                                Acquisitions of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganisations or distributions generally applicable to all holders of the same class of Securities;

(F)                                      Acquisitions of Securities through gifts or bequests;

(G)                               transactions by staff in KBI Global Investors Ltd (“KBIGI”) equity, which is unlisted and subject to a Shareholder Agreement dated 18th May 2016; and

(H)                              Transactions in Securities of open-end mutual funds, other than:

a.              shares of all investment companies/funds advised by the Adviser or its affiliates or sub-advised by the Adviser

b.              Exchange Traded Funds

* Please refer to Section VIII for definition of ‘no direct or indirect influence or control’.

(4)                            The following transactions generally would be expected to receive pre-clearance from the Review Officer absent extenuating circumstances:

(A)                               Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Advisory Client and which are otherwise in accordance with Rule 17j-1 and Section 204. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security, which is being considered for purchase or sale by an Advisory Client (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion. Permission to purchase Securities described above is not assumed or automatic, but rather may be granted by the Review Officer after extensive review of the facts surrounding such transaction and the effect such transaction would have on the shareholders of the Fund and/or Advisory Clients.

(B)                               Purchases or sales of Securities which are not eligible for purchase or sale by any Advisory Client as determined by reference to the 1940 Act, the Investment Advisers Act and regulations there under, or any relevant “blue sky” laws, the investment objectives policies and investment restrictions of any Advisory Client or undertakings made to regulatory authorities.

(C)                               Transactions that the Review Officer, or other appropriate officers of the Adviser, as a group and after consideration of all the facts and circumstances, determine to be in accordance with Section III and to present no reasonable likelihood of harm to an Advisory Client.

(5)                            The Compliance Department of the Adviser will maintain pre-clearance records for 6 years

VI.                          ADDITIONAL RESTRICTIONS AND REQUIREMENTS

(1)                                 Access Persons should not accept inappropriate gifts, favours, entertainment, special accommodation, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm. Similarly Access Persons should not offer gifts, favours, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client feel beholden to the Adviser or the Access Person.

This is particularly the case where the Adviser is managing state or municipal pension funds as certain laws or rules in various states may prohibit or limit gifts or entertainment extended to public officials. Access Persons are prohibited from making political contributions for the purposes of obtaining or retaining advisory contracts with government entities.

Under MiFID II investment firms which carry out portfolio management services are prohibited from accepting and retaining any monetary or non-monetary benefits paid or provided by any third party or a person acting on behalf of a third party in relation to the provision of investment services to clients.

Excluded from this prohibition are minor non-monetary benefits that meet all of the following criteria:

•                  Are capable of enhancing the quality of service provided to a client

•                  Are of a scale and nature such that they could not be judged to impair compliance with the firms’ duty to act in the best interest of the client

•                  Are clearly disclosed to the client

The Adviser has deemed the receipt of gifts and entertainment from brokers and other counterparties involved in trading related activities, once they are valued under a limit of €75, to fall within this definition of a minor non-monetary benefit and therefore be acceptable. Such acceptances shall be limited to 3 items (with a max individual value of €75) per Access Person per calendar year.

Specifically the following restrictions and requirements apply to all gifts/entertainment accepted (received) by any Access Person from any person or entity that an Access Person does business with or proposes to do business with on behalf of the Adviser or offered (given) by an Access Person to any person or entity that an Access Person does business with or proposes to do business with on behalf of the Adviser. Separate restrictions apply to gifts/entertainment received by any Access Person from brokers and other counterparties involved in trading related activities:

Summar

	GIFT	ACTION	ENTERTAINMENT	ACTION
Accepted/Offered	>€200	Pre-approval via MCO	>€200	Pre-approval via MCO
Accepted/Offered	<€200	Log in MCO	<€200	Log in MCO
Annual Limit	€250	Per client/3rd party accepted/offered	None	However if no host attending then “GIFT” and Gift limit applies
Accepted From a Broker/Counterparty involved in Trading Related Activities	LIMIT: €75* (Max: total of 3 per calendar year)	Pre-approval via MCO	LIMIT: €75* (Max: total of 3 per calendar year)	Pre-approval via MCO

* Offers above this limit must be either declined or the difference (above this amount) subsidized by the Access person.

•                  All gifts/entertainment (accepted & offered) must be recorded in MyComplianceOffice (MCO)

•                  Pre approval is required for all gifts/entertainment (accepted & offered) with a value > €200 (or equivalent) via MCO

•                  All gifts/entertainment (accepted & offered) with a value < €200 (or equivalent) must be logged in MCO

•                  All gifts/entertainment accepted from a broker or counterparty involved in trading related activities must be logged in MCO. Those with a value of > €75 must be declined or the amount above this €75 limit must be paid by the KBI recipient.

•                  Business meals with existing clients are considered part of the normal course of a business relationship and do not need to be logged or approved (as long as the meal is linked to a client meeting (i.e. held before/after a client update meeting etc. If the meal is a standalone meal with no separate business meeting occurring the meal needs to be logged in accordance with the limits set out above). Meals with any prospect/non client entity do need to be logged and approved in accordance with the limits set out above.

•                  Annual Gifts Limits*:

•                  Gifts offered by any Access Person: €250 per client/3rd party per calendar year

•                  Gifts accepted by an individual Access Person (other than gifts accepted from a broker/counterparty involved in trading related activities): €250 per 3rd party source per calendar year.

*In the event of the annual limit being breached by the offering/acceptance of a gift(s), this will be considered on a case by case basis by the Review

Officer and approval will be entirely at the discretion of the Review Officer. Where the Review Officer is unavailable approval must be granted by 2 members of ExCo.

•                  No Access Person may give or accept cash gifts or cash equivalents to or from a Client, prospective Client, or any entity that it does business with or on behalf of the Adviser, or its direct patent.

•                  Entertainment accepted where the host in the third party entity is not attending or offered where the Access Person is not attending should be treated as a gift and therefore the annual gift limit will apply.

•                  No business related travel and or accommodation (regardless of value) may be accepted or offered without pre approval from the supervising director and the Review Officer e.g. offering to cover the travel/accommodation costs of a prospective client, accepting travel/accommodation from a broker along with a match/concert ticket etc. This does not include organizing taxis to/from the airport for clients, this does not need to be logged.

•                  Where an Access Person declines the offer of a gift/entertainment for any reason these should also be logged in MCO and the reason for the refusal noted.

•                  The Review Officer reserves the right to approve or deny such gifts/entertainment packages or to seek approval from ExCo at her discretion.

•                  The Review Officer will monitor the cumulative value of gifts accepted/offered by a single Access Person over a calendar year.

Gifts include anything tangible - e.g. Bottle of wine, hamper, ticket to an event where the host isn’t attending.

Entertainment includes items should as meals with clients/prospects, tickets (match/concert etc..), golf and any associated hospitality with any of these.

Occasional participation in lunches, dinners, sporting activities or similar gatherings conducted for business purposes are not prohibited. However where the Access Person would feel compromised by accepting such invitations s/he is advised to refuse the offer or consult with the Review Officer if in any doubt.

The Adviser and its Access Persons are prohibited from giving gifts or providing meals or entertainment for business purposes that would appear lavish or extravagant in nature.

Policy at Christmas time: All gifts received at Christmas time e.g. hampers, cases or bottles of wine etc. will be centrally pooled and raffled among staff prior to Christmas. These items will be recorded by Facilities and do not need to be logged in MCO. They will not count towards an individual’s annual gift limit.

All gifts given during Christmas time to Advisory Clients, investors, or any persons or entities with whom the Adviser does business must be reported to the Reporting Officer via MCO as described above and will be subject to the Annual gifts limits detailed above.

Where you are in doubt about any gift and/or entertainment being offered or received you should contact the Review Officer or his/her designate immediately.

(2)                                 Special restrictions will apply to all personal dealings in Amundi SA securities. At set periods during the year ‘Closed Periods’ will exist during which time the purchase or sale of Amundi SA securities is prohibited. During ‘Open Periods’ the purchase or sale of Amundi SA securities will be permitted subject to the Code of Ethics Personal Share Dealing rules. Access persons are reminded that they must not at any time deal in securities whilst in the possession of Inside Information. Additionally, where Access Persons make purchases of Amundi SA securities they will be required to hold such securities for a minimum of 6 months.

(4)                                 No Investment Personnel shall accept a position as a director, trustee or general partner of a publicly-traded company or partnership unless the acceptance of such position has been approved by the Review Officer and is consistent with the interests of all Advisory Clients.

5)                                     In general, all Access Persons are reminded that they must disclose any personal interest that might present a conflict of interest or harm the reputation of the Adviser or its affiliates.

(6)                                 All Access Persons are reminded that all oral and written statements, including those made to Clients, prospective clients, their representatives, or the media must be professional, accurate, balanced and not misleading in any way. All written marketing or promotional material must be approved by the Review Officer or his/her designate, in line with procedure, prior to being issued.

(7)                                 Non-public information about the Adviser’s investment strategies, trading and Advisory Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Access Persons must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Securities laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that Adviser owes to its Advisory Clients.

With respect to Adviser’s unregistered fund clients (e.g., KBI Global Investors (North America) Ltd Investment Trust & KBI Global Investors (North America) Ltd Delaware Statutory Trust), Access Persons may disclose information about the funds to investors and certain other third-parties (e.g., fund service providers investor representatives) that have a legitimate business need to know such information. Such information should generally be limited to the following:

•                  Fund holdings information contained in marketing materials should be at least thirty days old;

•                  Discussions of specific, current fund holdings should be limited to one-on-one conversations with existing investors or their representatives;

•                  Discussions of pending transactions are strictly prohibited; and

All investors should have equal access to information about a fund’s holdings and activities. Any questions regarding this policy should be addressed to the CCO.

VII.                          REPORTING AND COMPLIANCE OBLIGATIONS — via MyComplianceOffice

(1)                                 The Review Officer shall create and thereafter maintain a list of all Access Persons.

(2)                                 Each Access Person must provide duplicate copies of their account statement (on an annual basis) and brokerage confirmations (post trade contract notes) promptly to the Review Officer via MCO.

(3)                                 As provided in Section VII(5) below, each Access Person must provide to the Review Officer via MCO a complete listing of all Securities owned by such person as of the later of adoption of this Code of Ethics or 10 days after becoming an Access Person. Each Access Person must disclose all memberships of Investment Clubs to the Compliance and Risk Unit. Where they do not participate in decision making, the transaction does not need to be approved but should be reported in the Access Person’s Annual Holdings Report filed via MCO. Each Access Person must submit a list of Securities holdings to the Review Officer via MCO within 45 days after the end of each calendar year.

(4)                                 Every Access Person shall certify annually via MCO that he or she:

(A)          Has read and understands this Code of Ethics;

(B)          Recognizes that he or she is subject to this Code of Ethics;

(C)          Has complied with this Code of Ethics; and

(D)          Has disclosed and reported all personal Securities transactions and personal securities accounts required to be disclosed or reported by this Code of Ethics.

(5)                   Reports — filed via MCO

(A)                               Initial Holdings Reports: Every Access Person must provide to the Review Officer a complete listing of all Securities owned by such person, including the title, the exchange ticker or SEDOL number, the type of Security, the number of shares and principal amount, as well as all personal securities accounts, including the name of the broker, dealer or bank at which such account is maintained. Personal securities accounts over which the Access Person has no direct or indirect influence or control should also be included. Such accounts could include a discretionary investment account managed by a third party e.g. stockbroker account, a trust in which the Access Person is a beneficiary and has no knowledge of the holdings etc. (hereafter referred to as “accounts with no direct or indirect influence or control”). Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control and which they have certified to be the case. All information must be provided via MCO within ten days of the later of the adoption of this Code of Ethics or such person’s becoming an Access Person.

(B)                               Annual Holdings Reports: On an annual basis, each Access Person must submit to the Review Officer a listing of all Securities beneficially owned by such person, including the title, number of shares and principal amount, as well as all personal securities accounts held, including the name of the broker, dealer or bank at which such account is maintained. This report must also include details of any accounts held where the Access Person has no direct or indirect influence or control. In relation to such accounts a certification must be provided by the Access Person to confirm that they have no direct influence or control over such accounts. Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control and which they have certified to be the case. The list must be current as of a date no more than 45 days before the report is submitted and must be received via MCO within 45 days of the end of the calendar year.

(C)                                             Quarterly Reports:

1.                                      Each Access Person shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Review Officer quarterly via MCO. Each Access Person must also report any personal securities accounts established during the quarter. This report must also include details of any accounts established during the quarter where the Access Person has no direct or indirect influence or control. Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control and which they have certified that this is the case. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal Securities transactions and personal securities accounts established to an officer designated to receive his or her reports, who shall act in all respects in the manner prescribed herein for the Review Officer.

2.                                      Every quarterly report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(a)                                 The date of the transaction, the title, the exchange ticker or SEDOL no, the interest rate and maturity (if applicable), the number of shares and principal amount of each Security involved;

(b)                                 The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

(c)                                  The price of the Security at which the transaction was effected;

(d)                                 The name of the broker, dealer or bank with or through which the transaction was effected;

(e)                                  The date the report is submitted by the Access Person;and

(f)                                   With respect to any personal securities account established during the quarter, the broker, dealer or bank with whom the account was established, and the date the account was established.

3.                                      In the event the Access Person has no reportable items during the quarter, the report should so note and be returned signed and dated.

(D)                          Other than Annual Holdings Report: Following a period of prolonged leave each Access Person must provide to the Review Officer via MCO a complete list of all Securities owned by such person, including the title, number of shares and principal amount, as well as all personal securities accounts, including the name of the broker, dealer or bank at which such account is maintained.

(E)                                Any reports covered by this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

(F)                                 Every Access Person shall report the name of any publicly-traded company (or any company that such Access Person is aware of is anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1% of the company’s outstanding shares.

(G)                               Every Access Person who owns Securities acquired in a limited offering shall disclose such ownership to the Review Officer if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client. The Adviser’s decision to recommend the purchase of such issuer’s Securities to an Advisory Client will be subject to independent review by Investment Personnel with no personal interest in the issuer.

(6)                                 Reporting Violations of the Code of Ethics

All Access Persons are required to report violations of the Adviser’s Code of Ethics promptly to the Review Officer or other appropriate personnel as designated in this Code, provided the Review Officer also receives reports of all violations. The violations that should be reported include noncompliance with applicable laws, rules and regulations, fraud or illegal acts involving any aspect of the Adviser’s business, material misstatements in regulatory filings, internal books and records, Clients reports and, activity that is harmful to Clients, including fund shareholders and deviations from required controls and procedures that safeguard Clients and the Adviser. This list is not exhaustive.

Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

VIII.                     ACCOUNTS OVER WHICH ACCESS PERSONS HAVE NO DIRECT OR INDIRECT INFLUENCE OR CONTROL

Rule 204A-1 of the Investment Advisers Act 1940 allows for a “reporting exception” from some of the above reporting and pre clearance requirements for personal security accounts over which an Access Person has ‘no direct or indirect influence or control’.

To avail of this exception it is necessary for an Access Person to certify that they have no influence or control over the relevant account(s).

An Access Person is deemed to have “no direct or indirect influence or control” over the relevant account(s) if they can definitively answer ‘No’ to all of the following questions on an on-going basis:

•                  Did you suggest purchases or sales of investments to the third-party discretionary stockbroker or trustee for this account during x time period?

•                  Did you direct purchases or sales of investments for this account during x time period, or;

•                  Did you consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account during x time period?

If an Access Person cannot answer ‘No’ to all of the above questions, at all times during the existence of the account, then such account(s) do not qualify for the reporting exception and are therefore subject to the full reporting and pre-clearance of transactions requirements as set out in this policy.

Any doubt or queries in relation to any individual circumstances should be raised with the Review Officer.

Where an Access Person holds such an account the Review Officer is obliged to implement additional controls to establish a reasonable belief that an Access Person has no direct or indirect influence or control over the trust or account and can therefore rely on the exception.

To monitor the nature of such accounts and determine whether or not an Access Person has any influence or control over the account, in addition to the disclosure and certification requirements set out above the Review Officer may also carry out the following checks:

1) Obtain information about a third party manager’s or trustee’s relationship with the Access Person (e.g.is the trustee an independent professional of a friend or relative)

2) On a sample basis, request reports on holdings/transactions made on the discretionary account or trust.

IX.                              REVIEW AND ENFORCEMENT

(1)                            The Review Officer’s Duties and Responsibilities. The Review Officer shall notify each person who becomes an Access Person and who is required under this Code of Ethics of his or her reporting requirements, on a best endeavors basis, within ten days before the first quarter in which such person is required to begin reporting.

(2)                            The Review Officer will, on a quarterly basis, compare all confirmations, account statements and other reports received with a list of Securities that have been purchased or sold on behalf of any Advisory Client to determine whether a violation of this Code of Ethics may have occurred. Before determining that a person has violated the Code of Ethics, the Review Officer shall give such person an opportunity to supply additional explanatory material.

If the Review Officer determines that a violation has occurred, or believes that a Code of Ethics violation may have occurred, the Review Officer must submit a written report regarding the possible violation, together with any confirmations, account statements or other reports and any additional explanatory material provided by the Access Person, to the Access Person’s primary supervisor, and legal counsel for the Adviser, who shall make an independent determination as to whether a violation has occurred. If the primary supervisor is unavailable or is unable to review the transaction, the alternate supervisor shall act in all respects in the manner prescribed herein for the primary supervisor.

If the primary or alternate supervisor finds that a violation has occurred, the CCO in consultation with the supervisor shall impose upon the individual such sanctions as he or she deems appropriate.

X.                              ANNUAL WRITTEN REPORTS TO SENIOR MANAGEMENT AND THE BOARD

At least annually, the Adviser will provide a written report to the Senior Management of the Adviser and to each Fund Client’s Adviser for onward reporting to the Fund Board of Trustees, or Board of Directors (collectively the “Board”), as the case may be, as follows:

(1)                            Issues Arising Under the Code of Ethics. The report must describe any issue(s) that arose during the previous year under the Code of Ethics or procedures thereto, including any material Code of Ethics or procedural violations, and any resulting sanction(s). The Adviser may report to senior management of the Adviser and/or the Adviser’s Board more frequently as it deems necessary or appropriate and shall do so as requested by the Board.

(2)                            Certification. Each report must be accompanied by a certification to senior management and/or the Board that the Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

XI.                              RECORDKEEPING

The Adviser will maintain the records set forth below. These records will be maintained in accordance with the 1940 Act, Rule 204 of the Investment Advisers Act, 1940 and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

(1)                            A copy of this Code of Ethics and any other code adopted by the Adviser under Rule 17j-1 of the IC Act and/or Rule 204 of the Investment Advisers Act 1940,

which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

(2)                            A record of any Code of Ethics violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

(3)                            A record of each Quarterly Report, Initial Holdings Report, and Annual Holdings Report submitted under this Code of Ethics, including any information provided in addition to any such reports made under this Code of Ethics, will be preserved for a period of at least five years on MCO from the end of the fiscal year on which it is made.

(4)                            A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

(5)                            A copy of each annual report required by Section IX of this Code of Ethics must be maintained for at least five years from the end of the fiscal year in which it is made on MCO.

(6)                            A record of any decision and the reasons supporting the decision, to approve the acquisition of Securities acquired in an IPO or a limited offering, for at least five years after the end of the fiscal year in which the approval is granted.

(7)                            A record of any decision, and the reasons supporting the decision, related to the Review Officer’s determination regarding an Access Person’s transaction in a Security as described in Section IV(1) shall be maintained in MCO

XII.                         MISCELLANEOUS

(1)                            Confidentiality. All reports and other confirmations and reports of Securities transactions, and any other information filed with the Adviser pursuant to this Code of Ethics, shall be treated as confidential, provided such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies.

(2)                            Interpretation of Provisions. The Adviser may from time to time adopt such interpretations of this Code of Ethics as it deems appropriate.

(3)                            Compliance Certification. Within ten days of becoming an Access Person, and each year thereafter, each such person must complete a Compliance Certification. These certifications are filed via MCO.